Exhibit 5.1

24 July 2019

Matter No.:862534

Doc Ref:105280938

Richard.Hall@conyersdill.com

Ryan.McConvey@conyersdill.com

Luokung Technology Corp.

LAB 32, SOHO 3Q, No 9

Guanghua Road

Chaoyang District

Beijing

People’s Republic of China

Dear Sirs,

Luokung Technology Corp. (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with an amendment no. 2 to registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 24 July 2019 (the “Registration Statement”) and the base prospectus contained in the Registration Statement dated 24 July 2019 (the “Prospectus”), relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the Company’s ordinary shares (the “Ordinary Shares”) which are to be represented by American Depositary Shares (“ADSs”). The Registration Statement and the Prospectus relates to the offering by the selling shareholders of Company of up to 95,950,798 Ordinary Shares (the “Sale Shares”).

For the purposes of giving this opinion, we have examined a copy of (i) a securities purchase agreement dated as of 16 January 2019 made between (1) the Company and (2) Honbridge Holdings Limited (the “Securities Purchase Agreement”), (ii) the Registration Statement, and (iii) the Prospectus, which are sometimes collectively referred to as the “Offer Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed (1) the memorandum and articles of association of the Company as obtained from the Registrar of Corporate Affairs on 16 July 2019, (2) resolutions in writing of all of the directors of the Company dated 27 December 2018 and 17 July 2019 (the “Director Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Corporate Affairs in relation to the Company on 16 July 2019 (the “Certificate Date”), (4) the list of shareholders of the Company maintained by Worldwide Stock Transfer, LLC as of 14 June 2019 (the “List of Members”), and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Offer Documents and other documents reviewed by us, (d) that the Director Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous resolutions in writing, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, and (f) the validity and binding effect under the laws of the State of New York of the Securities Purchase Agreement and the laws of the United States of America of the Offer Documents and that the Registration Statement will be duly filed with the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	Based solely on our review of the memorandum of association of the Company, the Company is authorised to issue a maximum of 251,000,000 shares of which 250,000,000 shall be designated as ordinary shares and 1,000,000 shall be designated as preferred shares.

3.	Based solely on our review of the List of Members, 94,950,798 Sale Shares are validly issued, fully paid and are non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof).

4.	When issued and paid for in accordance with the Securities Purchase Agreement, the remaining 1,000,000 Shares to be allotted and issued to Honbridge Holdings Limited thereunder will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman